Exhibit 99.1

Cognex Reports First Quarter 2022 Results

NATICK, Mass.--(BUSINESS WIRE)--May 5, 2022--Cognex Corporation (NASDAQ: CGNX) today reported financial results for the first quarter of 2022. Table 1 below shows selected financial data for Q1-22 compared with Q1-21 and Q4-21.

Table 1
(Dollars in thousands, except per share amounts)

	Revenue	Net Income	Net Income per Diluted Share	Non-GAAP Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q1-22	$282,407	$67,333	$0.38	$0.42
Prior year’s quarter: Q1-21	$239,027	$69,848	$0.39	$0.36
Change: Q1-21 to Q1-22	18%	(4)%	(3)%	17%
Prior quarter: Q4-21	$244,065	$53,535	$0.30	$0.30
Change: Q4-21 to Q1-22	16%	26%	27%	40%

*Non-GAAP net income per diluted share excludes discrete tax adjustments. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

“Overall, I am pleased with our first quarter results,” said Robert J. Willett, Chief Executive Officer of Cognex. “Revenue was the second highest of any quarter in our company’s 41-year history and operating margin was above our 30% long-term target. This solid start to the year was driven by the increasing adoption of machine vision technology and the hard work of Cognoids through difficult conditions around the world to support our customers, manage our supply chain, and continue our product development efforts.”

Mr. Willett continued, “While our Q1 results were good, we believe growth momentum is slowing. We are currently hearing from customers that automation projects are taking longer to deploy, and some are being delayed, because of supply chain challenges and staffing shortages.”

Details of the Quarter

Statement of Operations Highlights – First Quarter of 2022

  Cognex reported record first-quarter revenue of $282 million for 2022. Revenue increased by 18% from Q1-21 and 16% from Q4-21. Growth came from multiple end markets on both a year-on-year and sequential basis, including a notable contribution by customers in logistics. In addition, improved supply conditions and delivery times on Cognex products in the first quarter helped the company ship a considerable level of orders that were in backlog at the end of 2021.
  Gross margin was 72% for both Q1-22 and Q4-21 compared with 77% for Q1-21 due to higher prices Cognex has been paying to purchase components and other inventory that are in short supply. In addition, the revenue mix in Q1-21 was more favorable than in Q1-22.
  Research, Development, & Engineering (RD&E) expenses increased by 6% from Q1-21 and by 2% from Q4-21. Cognex incurred higher costs associated with the company’s investment in engineering resources on both a year-on-year and sequential basis. These increases were partially offset by the impact of foreign currency exchange rate changes and lower incentive compensation.
  Selling, General & Administrative (SG&A) expenses increased by 12% from Q1-21 and decreased by 3% from Q4-21. SG&A spending increased year-on-year due to higher personnel-related costs (including additional sales headcount), travel, stock-based compensation expense, and sales demonstration equipment tied to new product launches. Like RD&E, the increase in SG&A spending was partially offset by foreign currency exchange rate changes and lower incentive compensation.
  The effective tax rate was 23% in Q1-22, 11% in Q1-21, and 8% in Q4-21. All periods presented include a varying discrete tax benefit or expense, which are summarized in Exhibit 2. Excluding these discrete tax items, the effective tax rate was 16%, 18%, and 8%, respectively. The decrease year-on-year was due to the expectation that more of the company’s profits will be earned and taxed in lower-tax jurisdictions. The increase on a sequential basis was due primarily to a true-up of the 2021 annual tax rate in Q4-21 to 16% from 18%.

Balance Sheet Highlights – April 3, 2022

  Cognex’s financial position as of April 3, 2022 continued to be strong, with $794 million in cash and investments and no debt. In Q1-22, Cognex generated $50 million in cash from operations and $4 million in net proceeds from the issuance of common stock under stock plans. In addition, the company spent $130 million to repurchase its common stock and paid $11 million in dividends to shareholders. Cognex intends to continue to repurchase shares of its common stock pursuant to its existing stock repurchase program, subject to market conditions and other relevant factors.
  Inventories at April 3, 2022 increased by $24 million, or 21%, from the end of 2021 to support the company’s higher anticipated business level in 2022. Cognex is also securing strategic components and other inventory to mitigate exposure to demand changes and component shortages and is paying a premium to do so.

Financial Outlook – Q2 2022

  Cognex expects revenue in Q2-22 will be between $265 million and $285 million. On a sequential basis, the company believes that higher revenue from the consumer electronics industry will be offset by the timing of large projects in logistics and slower spending trends in the broader factory automation market. For all of 2022, Cognex expects that annual revenue from both consumer electronics and logistics will grow over 2021.
  Gross margin for Q2-22 is expected to be in the low-70% range, and below the company’s mid-70% long-term target due to higher supply chain costs.
  Operating expenses are expected to be roughly flat on a sequential basis.
  The effective tax rate is expected to be 16%, excluding discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. Non-GAAP presentations exclude certain one-time discrete events, such as discrete tax adjustments (because these costs are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results). Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  We estimate the tax effect of items identified in the reconciliation by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, we estimate the tax effect by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. EDT today and will be available until 11:59 p.m. EDT on Sunday, May 8, 2022. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13728103.
  A real-time audio broadcast of the conference call or an archived recording will be accessible on the Events & Presentations page of the Cognex Investor website: https://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors, and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 3 million image-based products, representing over $9 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance and financial targets, the expected impact of the COVID-19 pandemic on our assets, business and results of operations, customer demand and order rates and timing of related revenue, managing supply shortages, delivery lead times, future product mix, research and development activities, sales and marketing activities, new product offerings and product development activities, capital expenditures, investments, liquidity, dividends and stock repurchases, strategic and growth plans, and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the reliance on key suppliers to manufacture and deliver quality products; (2) the inability to obtain components for our products; (3) the failure to effectively manage product transitions or accurately forecast customer demand; (4) the inability to manage disruptions to our distribution centers; (5) the inability to design and manufacture high-quality products; (6) the impact, duration, and severity of the COVID-19 pandemic, including the availability and effectiveness of vaccines; (7) the loss of, or curtailment of purchases by, large customers in the logistics industry; (8) information security breaches; (9) the inability to protect our proprietary technology and intellectual property; (10) the inability to attract and retain skilled employees and maintain our unique corporate culture; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the impact of competitive pressures; (14) the challenges in integrating and achieving expected results from acquired businesses; (15) potential disruptions in our business systems; (16) potential impairment charges with respect to our investments or acquired intangible assets; (17) exposure to additional tax liabilities; (18) fluctuations in foreign currency exchange rates and the use of derivative instruments; (19) unfavorable global economic conditions, including high inflation rates; (20) business disruptions from natural or man-made disasters or public health issues; (21) economic, political, and other risks associated with international sales and operations, including the impact of the war in Ukraine; and (22) our involvement in time-consuming and costly litigation; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2021 and Form 10-Q for the fiscal quarter ended April 3, 2022. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	Apr. 3, 2022	Dec. 31, 2021	Apr. 4, 2021

Revenue	$282,407	$244,065	$239,027
Cost of revenue (1)	78,790	69,082	54,045
Gross margin	203,617	174,983	184,982
Percentage of revenue	72%	72%	77%
Research, development, and engineering expenses (1)	36,054	35,489	34,105
Percentage of revenue	13%	15%	14%
Selling, general, and administrative expenses (1)	80,835	82,974	72,424
Percentage of revenue	29%	34%	30%
Operating income	86,728	56,520	78,453
Percentage of revenue	31%	23%	33%
Foreign currency gain (loss)	(444)	(37)	(1,008)
Investment and other income	1,420	1,464	1,386
Income before income tax expense	87,704	57,947	78,831
Income tax expense	20,371	4,412	8,983
Net income	$67,333	$53,535	$69,848
Percentage of revenue	24%	22%	29%

Net income per weighted-average common and common-equivalent share:
Basic	$0.39	$0.30	$0.40
Diluted	$0.38	$0.30	$0.39

Weighted-average common and common-equivalent shares outstanding:
Basic	174,146	176,123	176,288
Diluted	176,668	179,322	179,971

Cash dividends per common share	$0.065	$0.065	$0.060
Cash and investments per common share	$4.57	$5.17	$4.96
Book value per common share	$7.82	$8.15	$7.68

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$563	$380	$248
Research, development, and engineering	4,448	3,377	4,003
Selling, general, and administrative	10,045	6,664	7,758
Total stock-based compensation expense	$15,056	$10,421	$12,009

Exhibit 2

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	Apr. 3, 2022	Dec. 31, 2021	Apr. 4, 2021
Discrete tax adjustments reconciliation
Income before income tax expense (GAAP)	$87,704	$57,947	$78,831

Income tax expense (GAAP)	$20,371	$4,412	$8,983
Effective tax rate (GAAP)	23%	8%	11%

Discrete tax benefit (expense) related to stock-based compensation	(117)	1,148	5,207
Discrete tax benefit (expense) related to tax return filings and other	(6,221)	(1,173)	—
Total discrete tax adjustments	$(6,338)	$(25)	$5,207

Income tax expense (Non-GAAP)	$14,033	$4,387	$14,190
Effective tax rate (Non-GAAP)	16%	8%	18%

Net income (Non-GAAP)	$73,671	$53,560	$64,641
Percentage of revenue (Non-GAAP)	26%	22%	27%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.38	$0.30	$0.39
Per share impact of discrete tax adjustments identified above	0.04	—	(0.03)
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.42	$0.30	$0.36

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	176,668	179,322	179,971

Exhibit 3

COGNEX CORPORATION
Balance Sheets
(Unaudited)
Dollars in thousands

	Apr. 3, 2022	Dec. 31, 2021
Assets
Cash and investments	$794,164	$907,364
Accounts receivable	155,065	130,348
Inventories	136,660	113,102
Property, plant, and equipment	77,870	77,546
Operating lease assets	32,217	23,157
Goodwill and intangible assets	252,228	253,601
Deferred tax assets	412,333	418,570
Other assets	73,578	79,974

Total assets	$1,934,115	$2,003,662

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$107,855	$136,483
Deferred revenue and customer deposits	54,455	35,743
Operating lease liabilities	34,530	25,581
Income taxes	83,585	66,517
Deferred tax liabilities	279,729	293,769
Other liabilities	15,216	15,476
Shareholders' equity	1,358,745	1,430,093

Total liabilities and shareholders' equity	$1,934,115	$2,003,662

Contacts

Susan Conway
Investor Relations
+1 508-650-3353
Susan.conway@cognex.com